Agreement Dated
                               October ____, 2000
                                     between
                             Roulston Research Corp.
                                       and
                              Goldman, Sachs & Co.

         This Agreement is made as of the ____ day of October, 2000, between Goldman, Sachs & Co. ("Goldman") and Roulston Research Corp. ("Fund Party").

         WHEREAS, Fund Party is the investment adviser or distributor of the Roulston Funds, an open-ended investment company (the "Fund"); and

         WHEREAS, Fund Party and Goldman wish to make shares of the Fund available to Goldman's clients subject to the provisions set forth below; and

         WHEREAS, Goldman intends that certain purchase, redemption and exchange orders for Fund shares on behalf of its clients will be placed through an omnibus clearing relationship with a broker/dealer (the "Clearing Broker") that has an account or accounts with the Fund and/or Fund Party for such purposes under a direct contractual relationship with the Fund and/or Fund Party to which Goldman is not a party (the "Fund Party/Clearing Broker Arrangement").

         NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein, and Goldman and Fund Party, intending to be legally bound, agree as follows:

         1. Placement and Payment of Orders. With respect to purchase, redemption and exchange orders for Fund shares on behalf of Goldman clients placed through an omnibus clearing relationship with the Clearing Broker, the rules and procedures for the placement and payment of these orders will be governed solely and exclusively by the Fund Party/Clearing Broker Arrangement.

         2. Investment Minimums. Goldman may waive any applicable account investment minimums with respect to purchase orders for Fund shares placed on behalf of its clients through the Clearing Broker pursuant to the Fund Party/Clearing Broker Arrangement.

         3. Use of Names. Goldman is authorized to use the names or other identifying marks of Fund Party and/or the Funds in connection with the offer and sale of Fund shares. Fund Party may withdraw this authorization as to any particular use of any such name or identifying marks at any time (a) upon Fund Party's reasonable determination that such use would have a material adverse effect on the reputation or marketing efforts of Fund Party or the Fund, or (b) if the Fund ceases to be offered by Goldman; provided, however, that Goldman may, in its discretion, continue to use materials prepared or printed prior to the withdrawal of such authorization or in the process of being prepared or printed at the time of such withdrawal. Goldman further acknowledges and agrees that, in each case where such materials constitute "advertising" or "sales literature" for purposes of NASD Conduct Rule 2210, Goldman shall be responsible for compliance with the review and filing requirements of such Rule with respect to such materials.

         4. Blue Sky. Upon execution of this Agreement, Fund Party will advise Goldman of the states and other jurisdictions in which shares of the Fund are registered and qualified for sale. Thereafter, Fund Party will promptly advise Goldman Sachs of any changes with respect to the states and other jurisdictions in which shares of the Fund are registered and qualified for sale.

         5. Confidentiality of Identity of Goldman Clients. All information relating to Goldman's clients, including, but not limited to, the names and addresses of Goldman's clients, will remain Goldman's sole property and neither Fund Party, the Fund nor their respective directors, trustees, officers, partners, employees, agents or affiliates may copy, reproduce, sell, assign, license, market, transfer or otherwise dispose of, give or disclose such information to third parties or use such information for any purposes other than to provide services contemplated by this Agreement. Fund Party and the Fund will advise each of their respective directors, trustees, officers, partners, employees, agents and affiliates who may be exposed to such proprietary and confidential information to keep such information confidential. This provision will survive expiration or termination of this Agreement.

         6. Use of Goldman Names. Fund Party and the Fund will not, without prior written consent of Goldman in each instance, (a) use in advertising, publicity or otherwise the name of "Goldman Sachs," including the name of any affiliate, partner or employee of Goldman, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by Goldman, including, without limitation, "gs.com"; or (b) represent, directly or indirectly, that any product or any service provided by Fund Party has been approved or endorsed by Goldman. This provision will survive this termination of this Agreement.

         7. Indemnification.

         Indemnification of Goldman by Fund Party

         Fund Party hereby agrees to indemnify and hold harmless Goldman, each person, if any, who controls Goldman within the meaning of Section 15 of the Securities Act of 1933, and each of their directors, trustees, officers, partners and employees from and against all losses, liabilities, claims, demands, damages or expenses (including the reasonable cost of investigating and defending against any claims therefor and reasonable counsel fees incurred, but excluding consequential damages) in connection with or arising out of: (a) any failure of Fund Party, its employees, agents, directors, trustees, officers, partners and/or affiliates, acting within or outside the scope of their employment, to fully comply with the terms of this Agreement; (b) any breach of any representation or warranty provided by Fund Party in this Agreement; (c) any misleading or untrue or alleged untrue statement of material fact contained in the registration statements (including the related prospectuses and statements of additional information), annual or other periodic reports or proxy statement of the Fund, and any amendments or supplements thereto, and/or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent that such statement or omission is based upon information provided by Goldman for inclusion therein; (d) any misleading or untrue or alleged untrue statement of material fact contained in any advertising or sales literature prepared or approved by or for Fund Party, its employees, agents, directors, trustees, officers and/or affiliates, and/or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent that such statement or omission is based upon information provided by Goldman for inclusion therein; and (e) any material breach by Fund Party, its employees, agents, directors, trustees, officers and/or affiliates, in connection with the offer or sale of shares of the Fund, of any federal or state law including, without limitation, any federal or state securities law; provided, that no such indemnification will extend to any loss, liability, claim, demand, damage or expense directly caused by the failure, act or omission of Goldman, its employees, agents, directors, trustees, officers and/or affiliates to comply with the terms of this Agreement.

         Indemnification of Fund Party by Goldman

         Goldman hereby agrees to indemnify and hold harmless Fund Party and the Fund, and each person, if any, who controls the Fund Party or the Fund within the meaning of Section 15 of the Securities Act of 1933, and each of its directors, trustees, officers, partners and employees from and against all losses, liabilities, claims, demands, damages or expenses (including the reasonable cost of investigating and defending against any claims therefor and reasonable counsel fees incurred, but excluding consequential damages) in connection with or arising out of:
         (a) any failure of Goldman, its employees, agents, directors, trustees, officers, partners and/or affiliates, acting within or outside the scope of their employment, to fully comply with the terms of this Agreement; (b) any breach of any representation or warranty provided by Goldman in this Agreement; and (c) any advertising or sales literature relating to the Fund or Fund Party that Goldman prepared and used without Fund Party's consent except to the extent that the same is accurately based on information published or provided by Fund Party or the Fund; provided that no such indemnification shall extend to any loss, liability, claim, demand, damage or expense directly caused by the failure, act or omission of Fund Party, its employees, agents, directors, trustees, officers and/or affiliates to comply with the terms of this Agreement.

         The indemnification provisions herein will survive the termination of this Agreement.

         8. Amendment. This Agreement may be amended, modified or supplemented at any time by mutual written agreement of the parties.

         9. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         10. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, this Agreement has been executed by a duly authorized representative of each of the parties hereto as of the date first set forth above.


Roulston Research Corp.                              Goldman, Sachs & Co.



By: _____________________                            By: _____________________
Name:                                                Name:  Zachariah Cobrinik
Title:                                               Title:   Managing Director